Exhibit 10.29

THE TRAVELERS DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS (the “Plan”)
(Amended and Restated January 1, 2009)

Preamble

The Plan was amended and restated with respect to deferral of director compensation for services rendered after December 31, 2004, in order to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Code”).  Vested amounts earned and deferred by directors under the Plan for services performed in calendar year 2004 will remain subject to the terms of the Plan as in effect for periods prior to January 1, 2005.  (A reference copy of the Plan as in effect on October 3, 2004, with respect to periods of service prior to January 1, 2005, is attached hereto as Exhibit A.)  The Plan was amended and restated effective December 1, 2004, to conform the Plan to the requirements imposed by Section 409A and to preserve the grandfathered status of vested amounts earned and deferred with respect to services performed prior to January 1, 2005.  The Plan is hereby amended and restated effective January 1, 2009, in order to make certain additional revisions to conform the Plan to the requirements of the final regulations promulgated under Section 409A of the Code, issued April 10, 2007, and related guidance issued under Section 409A of the Code.

The Plan is intended to meet the requirements of paragraph (2), (3) and (4) of Section 409A(a) of the Code with respect to amounts that are deferred or become vested on or after January 1, 2005, and the terms and provisions of the Plan applicable to such amounts should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Section 409A of the Code.

Section 1.                                               Eligibility.  Each member of the Board of Directors (the “Board”) of The Travelers Companies, Inc. (the “Company”) or one of its subsidiaries, if so designated by the Board, who is not an employee of the Company or any of its subsidiaries (an “Eligible Director”) is eligible to participate in the Plan.

Section 2.                                               Administration.  The Plan shall be administered, construed and interpreted by the Board.  Pursuant to such authorization, the Board shall have the responsibility for carrying out the terms of the Plan.  To the extent permitted under the securities laws applicable to compensation plans including, without limitation, the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Code, the Nominating and Governance Committee of the Board, or a subcommittee of the Nominating and Governance Committee, may exercise the discretion granted to the Board under the Plan, provided that the composition of such committee or subcommittee shall satisfy the requirements of Rule 16b-3 under the Exchange Act, or any successor rule or regulation.  The Board or the Nominating and Governance Committee may also designate a plan administrator to manage the record keeping and other routine administrative duties under the Plan.  In the absence of the appointment of a plan administrator, the officer of the Company having direct responsibility for compensation and benefits shall be the plan administrator.

Section 3.                                  Deferral Eligible Amounts.

(a)                                  Annual Cash Compensation.  An Eligible Director shall be allowed to defer any director compensation otherwise payable in cash to an Eligible Director for services rendered during the calendar year, including cash compensation attributable to any annual retainer, committee chair or vice-chair fees, additional fees, meeting fees or other cash compensation (“Annual Cash Compensation”).  Such deferral shall take the form of units of Company common stock (“Common Stock Units”) determined as provided in Section 5(a).

(b)                                 Annual Deferred Stock Awards.  An Eligible Director shall be allowed to defer the payment due with respect to any deferred stock units that have been awarded to the Eligible Director (“Annual Deferred Stock Awards”) under The Travelers 2004 Stock Incentive Plan, or any successor thereto (the “Stock Incentive Plan”), provided that such deferral election shall not apply to any Common Stock Units credited as a result of an election to defer Annual Cash Compensation under Section 3(a) of this Plan or Common Stock Units awarded thereon as dividend equivalent units under the terms of this Plan.  Other than the terms specifically set forth in the Plan applicable to Annual Deferred Stock Awards, Annual Deferred Stock Awards shall be governed by the terms of the Stock Incentive Plan and any award agreement issued pursuant thereto.

Section 4.                                  Election to Defer.

(a)                                  Time of Election.

(i)                                     Prior to the beginning of the calendar year, an Eligible Director may elect to defer Annual Cash Compensation by directing that such amounts that otherwise would have been payable for services rendered during such calendar year shall be credited to a deferred compensation account (the “Director’s Account”).  A separate Director’s Account may be established for the deferrals of Annual Cash Compensation in each calendar year.  Under a valid election, such Director’s Account shall be payable in accordance with Section 6(b) below.  Any person who becomes an Eligible Director during the calendar year, and who has not been eligible to participate in this Plan (or any other plan required to be aggregated with this Plan under Section 409A of the Code or the regulations thereunder) at any time during the 24-month period ending on the date he or she most recently becomes eligible to participate, may elect, within thirty (30) days after he or she becomes eligible to participate to defer the Annual Cash Compensation payable for services performed after the election is made, subject to any prorating of compensation eligible for deferral that may be required under Section 409A of the Code.

(ii)                                  As soon as practicable prior to the beginning of a calendar year in which a grant of an Annual Deferred Stock Award may be made, an Eligible Director may elect to defer payment due with respect to such Annual Deferred Stock Award in accordance with Section 6(b) below.

(b)                                 Form and Duration of Election.  An election to defer shall be made by written notice executed by the Eligible Director and filed with the Secretary of the Company, which election shall be irrevocable for the calendar year to which it relates (or the remaining portion thereof in the case of an election filed during the calendar year by a new Eligible Director).

Section 5.                                  The Director’s Account.  Annual Cash Compensation that an Eligible Director has elected to defer under the Plan shall be credited to the Director’s Account as Common Stock Units as follows:

(a)                                  As of the date any Annual Cash Compensation would otherwise be payable in cash to an Eligible Director, there shall be credited to the Director’s Account a number of Common Stock Units (full and fractional units to three decimal places) determined by dividing the Annual Cash Compensation he or she would otherwise have received in cash but for an election to defer under this Plan by the Fair Market Value of a share of Company common stock as determined for this purpose by the Compensation Committee pursuant to the Stock Incentive Plan.

(b)                                 As of the first business day after the end of each calendar quarter, there shall be credited to each Director’s Account a number of Common Stock Units (full and fractional units to three decimal places) determined by dividing the cash dividends that would have been paid on a number of shares of common stock of the Company equal to the number of Common Stock Units (disregarding fractional shares) credited to the Director’s Account as of the dividend record date, if any, occurring during such calendar quarter as if such shares of common stock had been shares of issued and outstanding common stock on such record date by the Fair Market Value of a share of Company common stock as determined for this purpose by the Compensation Committee pursuant to the Stock Incentive Plan.

(c)                                  An Eligible Director shall not have any interest in common stock of the Company as a result of Common Stock Units being credited to the Director’s Account until such common stock is distributed in accordance with the Plan.

(d)                                 Common Stock Units credited to the Director’s Account as a result of deferrals, dividend equivalents or other awards shall be awarded exclusively from and pursuant to the Stock Incentive Plan.  To the extent not inconsistent with the terms of the Plan, the Common Stock Units shall be subject to the terms of the Stock Incentive Plan.

Section 6.                                  Distribution from Accounts.

(a)                                  Form of Election.

(i)                                     For deferral of compensation for services performed prior to January 1, 2005, an Eligible Director must have already filed with the Secretary of the Company an initial election with respect to the time and method of distribution of the Director’s Account with his or her first opportunity to file a deferral election under the Plan as in effect prior to the amendment and restatement of the Plan effective January 1, 2005.

(ii)                                  For deferral of compensation for services performed after December 31, 2004, including Annual Deferred Stock Awards vesting after December 31, 2004, an Eligible Director must file with the Secretary of the Company an election with respect to the time and method of distribution of the Director’s Account and Annual Deferred Stock Awards with the deferral election made pursuant to Section 4(a) of the Plan.

(b)                                 Time and Method of Distribution.  An Eligible Director may elect to receive payment of the Director’s Account, or payment of Annual Deferred Stock Awards, in one lump sum payment or in a number of approximately equal annual installments (provided the payout period does not exceed 15 years).  With respect to the Director’s Account, an Eligible Director may elect that the lump-sum payment or the first installment shall be paid as of:

(i)                                     the first business day of any calendar year subsequent to the date the Annual Cash Compensation would otherwise be payable, as specified by the Director;

(ii)                                  six months following the cessation of his or her service as a director of the Company; or

(iii)                               the earlier of (i) or (ii).

With respect to an Annual Deferred Stock Award, an Eligible Director may elect that the lump sum payment or the first installment be paid as of either (x) the date of payment after termination of service on the Board called for under the award agreement issued in connection with the Annual Deferred Stock Award, or (y) the first business day of any calendar year subsequent to such date.

Subsequent installments shall be paid as of the first business day of each succeeding annual installment period until the entire amount credited to the Director’s Account or all Annual Deferred Stock Awards shall have been paid.  Each installment shall equal a number of whole shares of common stock of the Company determined by dividing the number of Common Stock Units credited to the applicable Director’s Account or deferred stock units issued under the Annual Deferred Stock Award by the number of remaining installments, including the current installment. A cash payment will be made with the final installments for any fractional Common Stock Unit or fractional deferred stock unit under the Annual Deferred Stock Award.

Any lump-sum payment will equal a number of whole shares of common stock of the Company equal to the number of Common Stock Units credited to the Director’s Account or deferred stock units under the Annual Deferred Stock Award credited to the Eligible Directors.  A cash payment will be made for any fractional Common Stock Unit or fractional deferred stock unit under the Annual Deferred Stock Award.

(c)                                  Adjustment of Method of Distribution (Pre-2005 Deferrals).  With respect to amounts vested prior to January 1, 2005, and deferred by an Eligible Director under the Plan for services rendered prior to January 1, 2005, and only with respect to such amounts, including any earnings thereon (the “Pre-2005 Deferrals”), an Eligible Director, in accordance with the terms of the Plan as in effect prior to October 3, 2004, may at any time file another written election with the Secretary of the Company to change the date and/or method of distribution of the balance of his or her Director’s Account or Annual Deferred Stock Awards attributable to such Pre-2005 Deferrals.  An election under this Section 6(c) to change the date and/or method of distribution will be effective only if it is filed with the Secretary of the Company at least one (1) year before the earlier of the date on which the Eligible Director terminates service on the Board, or the payment date specified with respect to the Director’s Account pursuant to Section 6(b)(i).  With respect to Pre-2005 Deferrals, and only with respect to such amounts in the event an Eligible Director suffers a severe financial hardship outside the control of such Eligible Director, as determined by the Governance Committee, the Eligible Director may elect to advance or defer the date of distribution of his or her Pre-2005 Deferrals, or change the method of distribution thereof, in accordance with the terms of the Plan as in effect prior to October 3, 2004.

(d)                                 Change of Control (Pre-2005 Deferrals).  With respect to Pre-2005 Deferrals, upon a “Change of Control” (as defined in the Stock Incentive Plan ), the full balance of each Director’s Account attributable to Pre-2005 Deferrals shall be distributable on the earlier of the date six months and one day following the “Change of Control” or the distribution date(s) previously elected by an Eligible Director, in accordance with the terms of the Plan as in effect prior to October 3, 2004.

Section 7.                                  Distribution on Death.  If an Eligible Director dies before the full balance of the Director’s Account and all Annual Deferred Stock Awards that have been deferred have been distributed to the Eligible Director, the balance shall be paid (or commence or continue, depending upon the timing of the Director’s death and whether payments have previously commenced) within ninety (90) days following such Director’s death, in accordance with the method of payment elected by the Eligible Director.  Such balance shall be paid in the following order:  (a) to the beneficiary designated in writing by such Eligible Director; (b) if no beneficiary designation has been made, or the designated beneficiary shall have predeceased the Eligible Director and no further beneficiary designation has been made, then to the surviving spouse of the Eligible Director; and (c) if the Eligible Director has no surviving spouse, then to the estate of the Eligible Director.

Section 8.                                  Miscellaneous.

(a)                                  A Director’s Account shall also be credited with Common Stock Units attributable to deferred stock units previously credited to his or her account under The St. Paul Companies, Inc. Deferred Stock Plan for Non-Employee Directors or the Travelers Property Casualty Corp. Compensation Plan for Non-Employee Directors, and the administration of such amounts hereinafter shall be governed by the terms of this Plan as in effect for vested amounts earned and deferred prior to January 1, 2005 (see Exhibit A).

(b)                                 The right of an Eligible Director to receive any amount in the Director’s Account or payable pursuant to any Annual Deferred Stock Award that has been deferred under the Plan shall not be transferable or assignable by such Eligible Director, except by will or by the laws of descent and distribution, and, except to the extent otherwise permitted by law, no part of such amount shall be subject to attachment or other legal process.

(c)                                  Except as otherwise set forth herein and as required to reserve shares of common stock for issuance pursuant to the terms hereof, the Company shall not be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.  The Company shall make available as and when required a sufficient number of shares of common stock to meet the requirements arising under the Plan.  Such shares shall be issued under and pursuant to the Stock Incentive Plan.

(d)                                 The establishment and maintenance of, or allocation and credits to, the Director’s Account or the deferral of Annual Deferred Stock Awards shall not vest in the Eligible Director or his beneficiary any right, title or interest in and to any specific assets of the Company.  An Eligible Director shall not have any dividend or voting rights or any other rights of a shareholder (except as expressly set forth in Section 5(b) with respect to dividends and as provided in Section 8(h) below) until the shares of common stock are distributed pursuant to the Plan.  The rights of an Eligible Director to receive payments under this Plan shall be no greater than the right of an unsecured general creditor of the Company.

(e)                                  Notwithstanding any other provision hereof, if, at the time of termination of service as a director, the total balance of an Eligible Director’s Account and Annual Deferred Stock Awards deferred under the Plan is less than $10,000, such balance shall be paid in full on the first day of the calendar quarter following such termination of service.

(f)                                    The Plan shall continue in effect until terminated by the Board.  The Board may at any time amend or terminate the Plan; provided, however, that (i) no amendment or termination shall impair the rights of an Eligible Director with respect to amounts then credited to the Director’s Account or with respect to any Annual Deferred Stock Award deferred under the Plan; (ii) no amendment shall become effective without approval of the shareholders of the Company if such shareholder approval is required to enable the Plan to satisfy applicable state or Federal statutory or regulatory requirements, or the rules of the New York Stock Exchange; and (iii) no amendment or termination shall accelerate any payment under the Plan except as permitted under Section 409A of the Code.

(g)                                 Each Eligible Director participating in the Plan will receive an annual statement indicating the number of shares of common stock or Common Stock Units credited to the Director’s Account and the number of deferred stock units issued under Annual Deferred Stock Awards that are being deferred under the Plan, as of the end of the preceding calendar year.

(h)                                 If adjustments are made to outstanding shares of common stock as a result of stock dividends, stock splits, recapitalizations, mergers, consolidations and similar transactions, an appropriate adjustment shall be made in the number of shares of common stock or Common Stock Units credited to the Director’s Account and the number of deferred stock units issued under Annual Deferred Stock Awards deferred under the Plan.

(i)                                     The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Minnesota, without regard to the conflicts of laws provisions thereof.

(j)                                     All claims and disputes between an Eligible Director and the Company arising out of the Plan shall be submitted to arbitration in accordance with the then current arbitration policy of the Company.  Notice of demand for arbitration shall be given in writing to the other party and shall be made within a reasonable time after the claim or dispute has arisen.  The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.  The provisions of this Section 8(j) shall be specifically enforceable under applicable law in any court having jurisdiction thereof.

(k)                                  If any term or provision of this Plan or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, then the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision hereof shall be valid and be enforced to the fullest extent permitted by applicable law.

(l)                                     If a termination of service on the Board does not result in a separation from service under Section 409A of the Code, distributions under the Plan that are otherwise determined by reference to separation from service on the Board will instead be determined by reference to separation from service as defined under Section 409A of the Code.